Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
Cox Radio, Inc. Issues Revised Response/Recommendation Statement Regarding
Tender Offer of Cox Media Group, Inc.
ATLANTA, April 20, 2009—Cox Radio, Inc. (NYSE: CXR) announced today that the Special Committee has withdrawn its recommendation that the stockholders of Cox Radio accept the tender offer by Cox Media Group, Inc., an indirect and wholly owned subsidiary of Cox Enterprises, Inc., and tender their shares of Class A common stock for $3.80 per share. The Special Committee has determined that at this time it cannot express an opinion with respect to the tender offer and, therefore, is taking a neutral position with respect to the tender offer for the following reasons:
•	Cox Enterprises and Cox Media Group have announced an extension of the tender offer until 12:00 midnight New York City time on Friday, May 1, 2009 without increasing the offer price;

•	The Board of Directors of Cox Radio adopted a resolution clarifying the Special Committee’s authority to negotiate all terms of the tender offer, including the offer price; and

•	In the course of conversations among the Special Committee and a representative of Cox Enterprises, Cox Enterprises’ representative informed the Special Committee that Cox Media Group and Cox Enterprises were giving serious consideration to increasing the offer price to $4.20 per share and that the increased price may not be their best and final offer.
The Special Committee has not changed its previous determination with respect to the fairness, from a financial point of view, of the offer price to the stockholders of Cox Radio (other than to Cox Media Group and Cox Enterprises).
Stockholders of Cox Radio are encouraged to review the revised Solicitation/Recommendation Statement in the amendment to its Schedule 14D-9 in its entirety, which Cox Radio is filing with the Securities and Exchange Commission as the revised Solicitation/Recommendation Statement contains important information. Stockholders can obtain a free copy of the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9, and any amendment thereto or other documents filed by Cox Radio with respect to the tender offer, at www.sec.gov.
About Cox Radio
Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.
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This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the tender offer proposed by Cox Media Group, Inc. referred to in this press release, Cox Radio, Inc. will file a revised Solicitation/Recommendation Statement in an amendment to its Schedule 14D-9 with the Securities and Exchange Commission. Investors and security holders are urged to read the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 because it contains important information. Investors and security holders may obtain a free copy of the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 and other documents that Cox Radio filed with the SEC in connection with the tender offer, at www.sec.gov. In addition, the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 and other documents filed by Cox Radio with the SEC in connection with the tender offer may be obtained from Cox Radio free of charge by directing a request to the individuals listed below.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Charles Odom	Chris Plunkett
Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4315	plunkett@braincomm.com